[letterhead of Mottern, Fisher & Rosenthal, P.C.]

                         June 1, 1998


Global A, Inc.
2300 Northlake Centre Drive, Suite 200
Tucker, Georgia 30084

Ladies and Gentlemen:

      You have requested my opinion as counsel for Global A, Inc., a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended, and the Rules and Regulations promulgated thereunder, and the issuance by the Company of up to 50,000 shares of Common Stock, issuable to John Ranko Lozo pursuant to a resolution of the board of directors dated August 28, 1998.

     I have examined the Company's Registration Statement on Form S-8 in the form to be filed with the Securities and Exchange Commission on or about September 3, 1998 (the "Registration Statement"). I further have examined the Certificate of Incorporation, as amended, of the Company as filed with the Secretary of State of the State of Delaware, the Bylaws, and the minute books of the Company as a basis for the opinion hereafter expressed.

     Based on the foregoing examination, I am of the opinion that, upon issuance in the manner described in the Registration Statement, the shares of Common Stock covered by the Registration Statement will be legally issued, fully paid and nonassessable shares of the capital stock of the Company.

     I consent to the filing of this opinion as an exhibit to the Registration Statement.

                           Very truly yours,

                           /s/Robert J. Mottern

                           Mottern, Fisher & Rosenthal, P.C.